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                                  EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cutler-Hammer de Puerto Rico Company Retirement Savings Plan of our reports (a) dated January 20, 1997, with respect to the financial statements of Eaton Corporation included in its Annual Report on Form 10-K and (b) dated August 13, 1997, with respect to the financial statements and schedules of the Cutler-Hammer de Puerto Rico Company Retirement Savings Plan included in the Plan's Annual Report on Form 11-K, both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Cleveland, Ohio
September 15, 1997



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